EXHIBIT INDEX

Exhibit No.           Description
-----------           -----------

99.1                  Press Release dated April 30, 2004



FOR IMMEDIATE RELEASE
Date: April 30, 2004
CONTACT:  Paul Zogas, President (708) 598-9400

                      MIDLAND CAPITAL HOLDINGS CORPORATION
                       REPORTS FISCAL 3rd QUARTER EARNINGS
                       AND DECLARES REGULAR CASH DIVIDEND

     BRIDGEVIEW, ILLINOIS - Midland Capital Holdings Corporation (OTC Bulletin
Board: MCPH) (the "Company") the holding company for Midland Federal Savings and Loan Association ("Midland Federal") today announced that net income for the quarter ended March 31, 2004 totaled $193,000, or $0.52 per diluted share, compared to net income of $178,000, or $0.48 per diluted share, for the quarter ended March 31, 2003. Net income for the nine months ended March 31, 2004 totaled $858,000, or $2.30 per diluted share, compared to net income totaling $560,000, or $1.53 per diluted share, for the nine months ended March 31, 2003.

     The increase in net income in the current quarter was due to a $57,000 gain, net of income taxes, on the sale of a non-performing loan without recourse. Absent the gain from this non-recurring item, net income for the quarter ended March 31, 2004 would have been $136,000, or $0.36 per diluted share. Net income in the prior year quarter included the collection of non-accruing loan interest in the amount of $10,000, net of income taxes, or $0.03 per diluted share, under the terms of a loan workout agreement that was paid in full during the quarter ended September 30, 2003.

     Net income in the current nine month period also included the collection of non-accruing loan interest in the amount of $142,000, net of income taxes, and a $286,000 gain, net of income taxes, from the satisfaction of foreclosure judgments, both of which were the result of the payment in full of the loan workout agreement, discussed above. Absent the gains from these non-recurring items, net income for the nine months ended March 31, 2004 would have been $372,000, or $1.00 per diluted share. The prior year nine month period also included the collection of non-accruing loan interest under the same loan workout agreement in the amount of $37,000, net of income taxes, or $0.10 per diluted share.

     Midland Capital Holdings Corporation also announced that it will pay a regular cash dividend of $0.17 per share for the quarter ended March 31, 2004. The dividend will be payable May 20, 2004 to shareholders of record as of May 10, 2004.


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

     Annualized return on average assets and annualized return on average equity during the quarter ended March 31, 2004 were .50% and 6.67%, respectively compared to .45% and 6.57%, respectively, for the comparable prior year quarter. For the nine months ended March 31, 2004, annualized return on average assets and annualized return on average equity were .73% and 10.03%, respectively, compared to .48% and 7.01% for the nine months ended March 31, 2003.

     Net interest income decreased $11,000 to $1.14 million in the quarter ended March 31, 2004 compared to the prior year quarter. The decrease in net interest income was the result of the collection of $15,000 in non-accruing loan interest in the prior year quarter from the loan workout agreement, discussed above. Net of the collection of non-accruing loan interest in the prior year quarter, the Company's interest rate spread increased to 2.96% in the current quarter compared to 2.83% in the prior year quarter. The average balance of net earning assets also increased for the quarter ended March 31, 2004 to $16.3 million from $15.0 million in the prior year quarter.

     For the nine months ended March 31, 2004 net interest income increased $49,000 to $3.49 million. The increase in net interest income was the result of the collection of non-accruing loan interest during the current nine month period in the amount of $216,000 as compared to $57,000 in the prior year period, both as a result of the loan workout agreement, discussed above. Net of the collection of non-accruing loan interest in both nine month periods, the Company's interest rate spread decreased to 2.79% for the nine months ended March 31, 2004 from 2.84% for the prior year period. The decrease in interest rate spread was offset by a $1.6 million increase in the average balance of net earning assets to $16.2 million compared with the prior year period.

     Non-interest income increased $18,000 to $285,000 in the quarter ended March 31, 2004 from $267,000 in the quarter ended March 31, 2003. The primary factor for the increase in non-interest income in the current quarter was an $87,000 gain from the sale of a non-performing loan, without recourse, which offset a $60,000 decrease in loan fees and service charges and a $13,000 decrease in deposit related fees. The decrease in loan fees and service charges is attributed to a decrease in loan origination activity as loan originations decreased to $4.8 million in the current quarter from $11.5 million in the prior year quarter.




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

     For the nine months ended March 31, 2004 non-interest income increased $446,000 to $1.34 million from $891,000 in the prior year period. The increase in non-interest income in the current nine month period compared with the prior year period is primarily attributed to a $433,000 gain on the satisfaction of foreclosure judgments resulting from the payment in full of the loan workout agreement, discussed above, and the $87,000 gain from the non-performing loan sale. Offsetting this gain was a $58,000 decrease in loans fees and service charges, a $28,000 decrease in deposit related fees and a $3,000 decrease in commission income. The decrease in loan fees and service charges in the nine month period ended March 31, 2004 is attributed to a decrease in loan origination activity compared to the prior year period.

     Non-interest expense decreased $16,000 to $1.11 million in the quarter ended March 31, 2004 compared to the prior year quarter. The decrease in non-interest expense is primarily the result of a $25,000 decrease in office occupancy expense offset by a $5,000 increase in staffing costs, a $2,000 increase in advertising expense and a $1,000 increase in data processing fees. The increase in staffing costs is primarily attributed to a $36,000 increase in costs for employee medical and pension benefits offset by a $32,000 decrease in loan origination commissions, due to a decrease in lending volume.

     For the nine months ended March 31, 2004 non-interest expense increased $43,000 to $3.48 million from $3.44 million in the prior year period. The primary factors for the increase in non-interest expense in the current nine month period were a $69,000 increase in staffing costs, a $9,000 increase in advertising expense, an $8,000 increase in professional fees and a $6,000 increase in data processing fees. Non-interest expense was decreased in the nine months ended March 31, 2004 as a result of a $30,000 decrease in computer software and support expense and a $20,000 decrease in office occupancy expense. The increase in staffing costs is primarily attributed to a $70,000 increase in costs for employee medical and pension benefits offset by a $24,000 decrease in loan origination commissions compared with the prior year period.

     Non-performing assets were .09% of total assets at March 31, 2004 and consisted of $133,000 in non-performing loans. The allowance for loan losses increased by $27,000 to $437,000, or 0.47% of total loans, at March 31, 2004 compared to $410,000, or .44% of total loans, at June 30, 2003. The $27,000 increase in the allowance for loan losses during the nine months ended March 31, 2004 was the result of $45,000 in loan loss provisions offset by $18,000 in net loan charge offs. At March 31, 2004 the Company's ratio of allowance for loan losses to non-performing loans was 327.58% compared to 84.80% at June 30, 2003.




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

     At March 31, 2004 the Company's assets totaled $153.4 million, compared to total assets of $160.0 million at June 30, 2003. Net loans receivable decreased $571,000 to $92.7 million at March 31, 2004. Total deposits decreased $6.9 million to $140.6 million at March 31, 2004 from $147.5 million at June 30, 2003. The decrease in savings deposits is primarily attributed to a $7.0 million decrease in certificate of deposit accounts as a result of increased competition for such deposits.

     Stockholders' equity in the Company totaled $11.68 million at March 31, 2004 resulting in a book value per common share of $31.34 based upon 372,600 shares outstanding. At March 31, 2004 Midland Federal's capital ratios exceeded all of its regulatory capital requirements with both tangible and core capital ratios of 6.73% and a risk-based capital ratio of 13.07%. Midland Federal's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation. Midland Federal operates four banking offices located in Chicago, Homer Glen and Bridgeview, Illinois.

              (Selected Consolidated Financial Information follows)

                              FINANCIAL HIGHLIGHTS
                                    Unaudited


SELECTED FINANCIAL CONDITION DATA:             March 31, 2004      June 30, 2003
                                               --------------      -------------

Total assets................................    $153,394,570        159,976,384
Loans receivable, net.......................      92,728,430         93,299,553
Mortgage-backed securities..................       3,813,349          6,272,466
Cash and cash equivalents...................      51,102,243         49,421,065
Investment securities.......................       1,319,063          6,388,900
Deposits....................................     140,604,251        147,489,604
Stockholders' equity........................      11,676,542         11,056,147

PER SHARE DATA:
Book value per common share at period end...    $      31.34       $      29.67

SELECTED ASSET QUALITY RATIOS:
Non-performing loans to
  loans receivable, net.....................             .14%               .44%
Non-performing assets to total assets.......             .09%               .30%
Allowance for loan losses to
  non-performing loans......................          327.58%             84.80%
Allowance for loan losses to total loans....             .47%               .44%



SELECTED OPERATIONS DATA:                   Three Months Ended      Nine Months Ended
                                                 March 31,               March 31,
                                                 ---------               ---------
                                              2004       2003        2004       2003
                                              ----       ----        ----       ----
Total interest income................     $1,534,230  1,772,848   4,836,730  5,596,503
Total interest expense...............        398,178    626,161   1,346,808  2,155,096
                                           ---------  ---------   ---------  ---------
Net interest income..................      1,136,052  1,146,687   3,489,922  3,441,407
Provision for loan losses............         15,000     15,000      45,000     45,000
                                           ---------  ---------   ---------  ----------
Net interest income after provision
  for loan losses....................      1,121,052  1,131,687   3,444,922  3,396,407
                                           ---------  ---------   ---------  ---------

Non-interest income..................        285,291    267,603   1,336,531    890,566
Non-interest expense.................      1,114,064  1,130,271   3,482,207  3,439,154
                                           ---------  ---------   ---------  ---------

Income before income taxes...........        292,279    269,019   1,299,246    847,819
Income tax expense...................         99,375     91,466     441,744    288,258
                                           ---------  ---------   ---------  ---------
Net income...........................        192,904    177,553     857,502    559,561
                                           =========  =========   =========  =========

PER SHARE DATA:
Earnings per basic share.............     $      .52        .48        2.30       1.53
Earnings per diluted share...........     $      .52        .48        2.30       1.53
Dividends declared per common share..     $      .17        .15         .51        .45

SELECTED OPERATING RATIOS:
Annualized return on average assets...           .50%       .45%        .73%       .48%
Annualized return on average equity...          6.67%      6.57%      10.03%      7.01%
Annualized operating expenses to
  average total assets................          2.86%      2.87%       2.94%      2.95%
Interest rate spread during the period          2.96%      2.87%       2.98%      2.89%
Net interest margin...................          3.09%      3.06%       3.12%      3.10%
Average interest-earning assets to
  average interest-bearing liabilities        112.49%    111.11%     112.21%    110.88%
